Main Street Announces First Quarter 2015 Financial Results

First Quarter 2015 Distributable Net Investment Income Per Share of $0.54 Per Share

Net Asset Value Per Share Increased 5% During the First Quarter of 2015

HOUSTON, May 7, 2015 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights

  Total investment income of $37.2 million, representing a 21% increase from the first quarter of 2014
  Distributable net investment income of $24.8 million (or $0.54 per share), representing a 15% increase from the first quarter of 2014 (1)
  Net investment income of $23.5 million (or $0.51 per share), representing a 13% increase from the first quarter of 2014
  Maintained industry leading ratio of total operating expenses, excluding interest expense, as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio"), of 1.4% in the first quarter of 2015
  Net increase in net assets resulting from operations of $35.4 million (or $0.77 per share), representing a 30% increase from the first quarter of 2014
  Net asset value of $21.87 per share at March 31, 2015, representing an increase of $1.02 per share, or 5%, compared to $20.85 per share at December 31, 2014
  Completed $47.1 million in total lower middle market ("LMM") portfolio investments, including investments totaling $35.2 million in two new LMM portfolio companies, which after aggregate repayments on debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $40.2 million in total LMM portfolio investments
  Net increase of $82.1 million in middle market portfolio investments
  Net increase of $37.5 million in private loan portfolio investments
  Completed an underwritten public offering of shares of common stock at 149% of the then latest reported net asset value per share for approximately $127.8 million in total net proceeds

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman, President and Chief Executive Officer, stated, "We are pleased that our operating results for the first quarter of 2015 continued to demonstrate the unique benefits of our differentiated investment strategy and cost efficient operating structure. During the first quarter, we generated distributable net investment income per share which exceeded our regular monthly dividends paid during the quarter by over 5%, with this positive result coming after the impact of the 4.4 million additional shares of common stock we issued in our successful March equity offering. As a result, this quarter represents the seventeenth consecutive quarter through March 31, 2015 during which we generated distributable net investment income per share which exceeded our regular monthly dividends per share paid in the quarter and maintained our track record of never having paid a distribution that represented a return of capital. Our successful March equity offering also allowed us to improve our conservative capital structure, while maintaining significant liquidity available to facilitate the future growth of our investment portfolio."

First Quarter 2015 Operating Results

The following table provides a summary of our Operating Results for the first quarter of 2015:

	Three Months Ended March 31,
	2015	2014	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 30,067	$ 25,734	$ 4,333	17%
Dividend income	5,136	4,044	1,092	27%
Fee income	1,602	791	811	103%
Income from marketable securities and idle funds	374	207	167	81%
Total investment income	37,179	30,776	6,403	21%

Distributable net investment income (1)	24,754	21,592	3,162	15%
Distributable net investment income per share (1)	0.54	0.54	-	0%

Distributable net realized income (1)	22,634	23,035	(401)	(2%)
Distributable net realized income per share (1)	0.49	0.58	(0.09)	(16%)

Net increase in net assets resulting from operations	35,424	27,234	8,190	30%
Net increase in net assets resulting from operations per share	0.77	0.68	0.09	13%

The $6.4 million increase in total investment income was principally attributable to (i) a $4.3 million increase in interest income primarily from higher average levels of portfolio debt investments, (ii) a $1.1 million increase in dividend income from investment portfolio equity investments and (iii) a $0.8 million increase in fee income.

The increase in total investment income in the first quarter ended March 31, 2015 included a $0.6 million net decrease in the amount of total investment income related to accelerated prepayment and repricing activity for certain investment portfolio debt investments when compared to the same period in 2014.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $12.4 million in the first quarter of 2015 from $9.2 million for the corresponding period of 2014. This comparable period increase in cash operating expenses was principally attributable to (i) a $2.5 million increase in interest expense, primarily as a result of (a) the issuance of our 4.50% Notes due 2019 (the "4.50% Notes") in November 2014, and (b) an increase in interest expense from our Small Business Investment Company ("SBIC") debentures due to a higher average interest rate when compared to prior year, and (ii) a $1.1 million increase in compensation expense related to increases in the number of personnel, base compensation and incentive compensation accruals. These operating expense increases were partially offset by a $0.5 million increase in the expenses charged to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), for services provided to the External Investment Manager. Our Operating Expense to Assets Ratio was 1.4% on an annualized basis for the quarter ended March 31, 2015, which is consistent with the ratio on an annualized basis for the quarter ended March 31, 2014 and for the year ended December 31, 2014.

The $3.2 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above.(1) Distributable net investment income on a per share basis for the first quarter ended March 31, 2015 reflects (i) a decrease of approximately $0.02 per share from the comparable period in 2014 attributable to the net decrease in the comparable levels of accelerated prepayment and repricing activity for certain investment portfolio debt investments and (ii) a greater number of average shares outstanding compared to the corresponding period in 2014 primarily due to the April 2014 and March 2015 equity offerings.

The $0.4 million decrease in distributable net realized income, which is net realized income before non-cash, share-based compensation expense, was primarily attributable to the $3.2 million increase in total distributable net investment income as discussed above, offset by a $3.6 million decrease in the net realized gain (loss) from investments from the comparable period in the prior year due to a net realized loss from investments of $2.1 million for the first quarter ended March 31, 2015.(1) The net realized loss from investments was primarily attributable to the net realized loss of $2.6 million on the restructuring of an investment in our middle market portfolio, partially offset by net realized gains on several portfolio investments.

The $8.2 million positive change in the net increase in net assets resulting from operations was primarily the result of (i) a $2.8 million increase in net investment income, (ii) a $7.0 million increase in the net change in unrealized appreciation to $13.8 million for the first quarter ended March 31, 2015 and (iii) a $2.0 million decrease in the income tax provision from the prior year to an income tax benefit of $0.3 million for the first quarter ended March 31, 2015, with these changes partially offset by a $3.6 million decrease in the net realized gain (loss) from investments to a net realized loss of $2.1 million for the first quarter ended March 31, 2015.

The following table provides a summary of the total net change in unrealized appreciation of $13.8 million for the first quarter of 2015:

	Three Months Ended March 31, 2015
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation)/depreciation recognized in prior periods due to net realized (gains)/losses recognized during period
	$ 0.1	$ 2.5	$ (0.4)	$ -	$ 2.2
Net unrealized appreciation (depreciation) relating to portfolio investments	3.8	1.6	(3.1)	9.7	12.0

Total net unrealized appreciation/(depreciation) relating to portfolio investments	$ 3.9	$ 4.1	$ (3.5)	$ 9.7	14.2

Net unrealized appreciation relating to marketable securities					0.3
Unrealized depreciation relating to SBIC debentures (c)					(0.7)

Total net unrealized appreciation					$ 13.8

(a)	LMM includes unrealized appreciation on 22 LMM portfolio investments and unrealized depreciation on 13 LMM portfolio investments.
(b)	Other includes $9.3 million of unrealized appreciation relating to the External Investment Manager and $0.4 million of net unrealized appreciation relating to the other portfolio.
(c)	Relates to unrealized depreciation on the SBIC debentures held by Main Street Capital II, LP which are accounted for on a fair value basis.

The income tax benefit for the first quarter ended March 31, 2015 of $0.3 million principally consisted of (i) a deferred tax benefit of $0.7 million, which is primarily the result of deferred taxes on net unrealized depreciation on our portfolio investments held in our taxable subsidiaries and due to the change in net operating loss carryforwards, both of which are non-cash in nature, and (ii) other current taxes of $0.4 million, which is primarily related to accruals for U.S. federal income and excise taxes, state and other taxes.

Liquidity and Capital Resources

As of March 31, 2015, we had $22.0 million in cash and cash equivalents, $9.9 million in marketable securities and idle funds investments and $408.5 million of unused capacity under our long-term revolving credit facility ("Credit Facility"), which we maintain to support our investment and operating activities.

During the quarter ended March 31, 2015 and shortly thereafter, we took steps to enhance our capital structure. In March 2015, we completed a public equity offering of 4,370,000 shares of common stock, including the underwriters' full exercise of their option to purchase 570,000 additional shares, resulting in total net proceeds, including the exercise of the underwriters' option to purchase additional shares and after deducting underwriting discounts and estimated offering expenses payable by us, of approximately $127.8 million. In April 2015, we increased the commitments and accordion capacity under our Credit Facility to $597.5 million and $750.0 million, respectively.

Several details regarding our capital structure as of March 31, 2015 are as follows:

  Our Credit Facility contained $572.5 million in total commitments from a diversified group of fifteen participating lenders plus an accordion feature which allows us to increase the total commitments under the facility up to $650.0 million.
  $164.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 2.2%.
  $225.0 million of outstanding SBIC debentures through our two wholly owned SBIC subsidiaries.  These debentures are guaranteed by the U.S. Small Business Administration, which had a weighted average annual fixed interest rate of approximately 4.2% as of March 31, 2015 and mature ten years from original issuance.  The first maturity related to our SBIC debentures does not occur until 2017, and the remaining weighted average duration was approximately 6.3 years as of March 31, 2015.
  $175.0 million of five year 4.50% Notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make whole provisions.
  $90.8 million of ten year 6.125% Notes outstanding that bear interest of 6.125% per year (the "6.125% Notes").  The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at our option on or after April 1, 2018.  The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."
  Our net asset value totaled $1,083.9 million, or $21.87 per share.

Investment Portfolio Information as of March 31, 2015 (2)

The following table provides a summary of Main Street's investments in the LMM portfolio, middle market portfolio and private loan portfolio as of March 31, 2015:

	As of March 31, 2015
	LMM (a)	Middle Market	Private Loans
	(dollars in millions)
Number of portfolio companies	68	89	37
Fair value	$ 778.3	$ 627.8	$ 247.7
Cost	$ 640.7	$ 642.8	$ 261.8
% of total investments at cost - debt	70.3%	99.1%	96.1%
% of total investments at cost - equity	29.7%	0.9%	3.9%
% of debt investments at cost secured by first priority lien	89.8%	85.2%	87.2%
Weighted-average annual effective yield (b)	13.1%	7.9%	9.9%
Average EBITDA (c)	$ 5.4	$ 95.8	$ 12.1

(a)	We had equity ownership in 94% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 36%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost as of March 31, 2015, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

Average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios.  These calculations exclude three LMM portfolio companies, one middle market portfolio company and five private loan portfolio companies as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies.

The fair value of our LMM portfolio company equity investments was approximately 187% of the cost of such equity investments. Our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.0 to 1.0 and a median total EBITDA to senior interest expense ratio of 4.0 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.4 to 1.0 and 3.7 to 1.0, respectively.(2) Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.2 as of March 31, 2015 and December 31, 2014.

As of March 31, 2015, we had other portfolio investments in six companies, collectively totaling approximately $58.7 million in fair value and approximately $55.6 million in cost basis and which comprised approximately 3.4% of our investment portfolio at fair value.

As of March 31, 2015, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $24.8 million, which comprised 1.4% of our investment portfolio at fair value.

As of March 31, 2015, we had five investments on non-accrual status, which comprised approximately 1.2% of the total investment portfolio at fair value and 3.9% of the total investment portfolio at cost. Our total portfolio investments at fair value were approximately 109% of the related cost basis as of March 31, 2015.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-publicly traded Business Development Company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the first quarter of 2015, the External Investment Manager generated $1.4 million of fee income from this relationship, and HMS Income ended the first quarter of 2015 with over $700 million of total assets. The relationship with HMS Income benefited our net investment income by $1.2 million in the first quarter of 2015 through a $0.8 million reduction of our operating expenses for expenses we charged to the External Investment Manager for services we provided to the External Investment Manager and $0.4 million of dividend income from the External Investment Manager. We expect the management fees earned by the External Investment Manager from the HMS Income relationship, and our related benefits, will continue to increase in 2015 as HMS Income continues its fund raising and portfolio investment activities.

First Quarter 2015 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 8, 2015 at 10:00 a.m. Eastern Time to discuss the first quarter 2015 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 15, 2015 and may be accessed by dialing 201-612-7415 and using the passcode 13607210#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended March 31, 2015 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2015 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forwardâ€‘looking and provide other than historical information, including, without limitation, the amount of fees which may be earned by the External Investment Manager from HMS Income and the related benefits for Main Street, involve risks and uncertainties that may impact its future results of operations. The forwardâ€‘looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forwardâ€‘looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 11,335	$ 9,296
Affiliate investments	6,049	5,640
Non-Control/Non-Affiliate investments	19,421	15,633
Interest, fee and dividend income	36,805	30,569
Interest, fee and dividend income from marketable
securities and idle funds	374	207
Total investment income	37,179	30,776
EXPENSES:
Interest	(7,796)	(5,286)
Compensation	(3,494)	(2,351)
General and administrative	(1,962)	(1,838)
Share-based compensation	(1,263)	(853)
Expenses charged to the External Investment Manager	827	291
Total expenses	(13,688)	(10,037)
NET INVESTMENT INCOME	23,491	20,739

NET REALIZED GAIN (LOSS):
Non-Control/Non-Affiliate investments	(2,008)	1,433
Marketable securities and idle funds investments	(112)	10
Total net realized gain (loss)	(2,120)	1,443
NET REALIZED INCOME	21,371	22,182

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	14,204	6,857
Marketable securities and idle funds investments	251	1,049
SBIC debentures	(693)	(1,189)
Total net change in unrealized appreciation	13,762	6,717

INCOME TAXES:
Federal and state income, excise and other taxes	(376)	(667)
Deferred taxes	667	(998)
Income tax benefit (provision)	291	(1,665)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 35,424	$ 27,234

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.51	$ 0.52
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.46	$ 0.56
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.77	$ 0.68

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.510	$ 0.500
Supplemental dividends	-	-
Total dividends	$ 0.510	$ 0.500

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	46,080,204	39,898,573

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS

Portfolio investments at fair value:
Control investments	$ 489,328	$ 469,846
Affiliate investments	279,986	278,675
Non-Control/Non-Affiliate investments	968,009	814,809
Total portfolio investments	1,737,323	1,563,330
Marketable securities and idle funds investments	9,948	9,067

Total investments	1,747,271	1,572,397

Cash and cash equivalents	22,015	60,432
Interest receivable and other assets	25,009	23,273
Receivable for securities sold	22,749	23,133
Deferred financing costs, net	13,925	14,550

Total assets	$ 1,830,969	$ 1,693,785

LIABILITIES

Credit facility	$ 164,000	$ 218,000
SBIC debentures	223,474	222,781
4.50% Notes	175,000	175,000
6.125% Notes	90,810	90,823
Payable for securities purchased	67,270	14,773
Deferred tax liability, net	8,546	9,214
Dividend payable	8,674	7,663
Accounts payable and other liabilities	3,693	10,701
Interest payable	5,609	4,848

Total liabilities	747,076	753,803

NET ASSETS

Common stock	496	451
Additional paid-in capital	986,069	853,606
Accumulated net investment income, net of cumulative dividends	23,135	23,665
Accumulated net realized gain from investments, net of cumulative dividends	(22,576)	(20,456)
Net unrealized appreciation, net of income taxes	96,769	82,716

Total net assets	1,083,893	939,982

Total liabilities and net assets	$ 1,830,969	$ 1,693,785

NET ASSET VALUE PER SHARE	$ 21.87	$ 20.85

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net investment income	$ 23,491	$ 20,739
Share-based compensation expense	1,263	853
Distributable net investment income (1)	24,754	21,592
Net realized gain / (loss) from investments	(2,120)	1,443
Distributable net realized income (1)	$ 22,634	$ 23,035

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.54	$ 0.54
Distributable net realized income per share -
Basic and diluted (1)	$ 0.49	$ 0.58

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and distributable net realized income, and related per share amounts, is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is presented in the table above.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard - Lascar Associates, LLC
Ken Dennard / ken@dennardlascar.com
Jenny Zhou / jzhou@dennardlascar.com
713-529-6600